Vertiv Names Stephanie Gill Chief Legal Counsel

Public company counsel expertise and experience with governance and compliance will guide new role

Columbus, Ohio [Jan. 5, 2021] – Vertiv Holdings Co (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today named Stephanie Gill, Esq., the company’s new Chief Legal Counsel and Corporate Secretary. She will report directly to Chief Executive Officer, Rob Johnson, effective Jan. 4, 2021.

Gill will be responsible for advising the CEO, the Chairman of the Board, the Board of Directors, and the Executive Leadership Team on legal strategies and issues central to the organization’s growth as a public company. She also will be responsible for leading the compliance, risk and regulatory functions at the corporate level as well as Vertiv’s global legal team.

“Stephanie is an accomplished, highly-regarded, and experienced executive with broad, deep legal and business expertise who will support and enhance Vertiv’s continued growth as a public company,” said Johnson. “She possesses exceptional leadership skills along with legal, financial and operational experience at the highest levels of business. Stephanie will be a powerful voice on our leadership team.”

In her role as Chief Legal Counsel, Gill will set the legal agenda for Vertiv, proactively identifying ways to advance business objectives through legal initiatives and anticipating and planning for “over-the-horizon” risks that may impact the organization.

Gill has a proven track record of addressing complex legal and business matters across a spectrum of issues, including corporate governance, securities law, intellectual property, general commercial law, mergers and acquisitions, labor and employment, litigation, and regulatory. She most recently served as Vice President, General Counsel and Corporate Secretary of a publicly traded exploration and production company. In this role, she negotiated billions of dollars of financings and acquisitions, took a number of companies public, supported the corporate governance function, and advised the Board of Directors.

“I look forward to working with the Vertiv leadership team and across the organization to support the company’s business strategy, goals and objectives,” said Gill. “From day one, I will be squarely focused on serving as a true business partner balancing business risks appropriately against business objectives.”

Gill is a graduate of The Wharton School of Business at The University of Pennsylvania with a bachelor of science degree in economics and a concentration in accounting, as well as a graduate of The Dickinson School of Law at Penn State University.

For additional information, visit Vertiv.com.

# # #
About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. As Architects of Continuity™, Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Contacts

For investor inquiries:

Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E: lynne.maxeiner@vertiv.com

For media inquiries:
Sara Steindorf
FleishmanHillard for Vertiv
T +1 314-982-1725
E: sara.steindorf@fleishman.com

Source: Vertiv Holdings Co
Category: Business News
2